LICENSE AGREEMENT

THIS AGREEMENT, by and between TECHNICAL TEXTILES LLC (having the assumed name KENTUCKY TECHNICAL TEXTILES), a limited liability company formed under the laws of the Commonwealth of Kentucky, having a place of business at 4440 Lexington Road. Paris, Kentucky 40361. United States of America (“LICENSOR”) and PERFORMANCE SPORTS BRANDS, a limited liability company formed under the laws of Nevada, having a place of business at 1021 N. Sepulveda Blvd.. Suite G. Manhattan Beach, CA 90266, “United States of America (“LICENSEE”). LICENSOR and LICENSEE may each be referred to herein separately as a “Party” and referred to herein collectively as the “Parties”.

WHEREAS, LICENSOR developed a composition for treating fabric, a performance fabric, and a method of preparing performance fabric as described in PCT Patent Application Serial Number PCT/US09/033910 entitled IONIZED PERFORMANCE FABRICS provisional Patent Application Serial Number 11/246.536, and others (“INVENTION”). In addition, LICENSOR has developed a composition using the above pending patent application for delivery of antimicrobial substances for multiple end use applications; and

WHEREAS, LICENSOR desires to retain the right to exclude others from making, using, offering to sell, selling, and importing the Invention while granting to LICENSEE an exclusive license to make, use, offer to sell, or sell the Invention and subsequent enhancements world wide in the Licensed Field (as defined below): and

WHEREAS, LICENSOR and LICENSEE entered into a License Agreement as of January 4, 2011 (the “Original Agreement”), pursuant to which LICENSEE was granted as exclusive license by LICENSOR to certain intellectual property of LICENSOR; and

WHEREAS, following the Original Agreement, LICENSEE and LICENSOR wish to amend certain provision of and to restate and replace the Original Agreement in its entirety.

NOW, THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Definitions.

1.1 “Patent Rights” shall mean LICENSOR’s rights in all U.S. and foreign patents and patent applications relating to the Invention, including without limitation any and all related patents, patent applications and invention disclosures and any and all divisional, continuation, continuation-in-part applications, and any patents issuing therefrom, and any reissues, reexaminations, renewals, substitutions relating to any of the foregoing, LICENSOR’s pending patent applications are set for the on Exhibit A. attached hereto, and incorporated herein by reference.

1.2 “Technology Rights” means LICENSOR’s rights in technical information, know how, processes, procedures, compositions, devices, methods, and formulas which are not covered by the Patent Rights but which are necessary for practicing the Invention.

1.3 “Licensed Field” means golf and athletic performance wear. Excluding sports medicine, accessories, sports jewelry, and sports nutrition.

1.4 “Effective Date” means the last date in time adjacent the signature of an authorized representative of a Party on the last page of this Agreement.

1.5 “Licensed Mark” means a mark that LICENSOR has rights in and designates for marking on Licensed Products and all promotional materials (print and all forms of media).

1.6 “Licensed Products” means any product comprising or manufactured using the Patent Rights or Technology Rights.

1.7 “Licensed Subject Matter” means inventions and discoveries covered by the Patent Rights or Technology Rights.

1.8 “Financial Year” means the period July 1 - June 30.

2. TECHNOLOGY LICENSE GRANT AND MARKING.

2.1 LICENSOR hereby grants to LICENSEE, and LICENSEE hereby accepts, an exclusive license to use and utilize the Patent Rights and Technology Rights to make, use, promote, and offer to sell or sell Licensed Products within the Licensed Field. This grant is subject to the terms of this Agreement, including payment by LICENSEE to LICENSOR of all consideration as provided herein.

2.2 The license granted in Paragraph 2.1 does include the right to grant unilateral sublicenses (“Sublicenses”). LICENSEE shall have the right to enter into good faith discussions with third parties indentified by LICENSEE as potential sublicenses (“Sublicensees”) of the Licensed Products and /or Licensed Subject Matter. Written authority from the LICENSOR must be given to the LICENSEE to issue sublicense to manufacture product under the terms of this Agreement. However, unless agreed in writing by the LICENSOR, any unauthorized grant of a sublicense is void.

2.3 LICENSEE shall mark any Licensed Products that it makes, offers to sell, sells and all promotional materials (print and all forms of media) with a patent notice as may be permitted or required under Title 35. United States Code.

3. TRADEMARK LICENSE GRANT AND MARKING.

3.1 LICENSEE shall mark any Licensed Products that it makes, offers to sell, or sells and all promotional materials (print and all forms of media) with a Licensed Mark in a manner as specified from time to time in writing by LICENSOR.

32. LICENSOR grants LICENSEE a nonexclusive license to use the Licensed Mark in association with the manufacture, marketing, and sale of the Licensed Products. Written authority from the LICENSOR may be given to the LICENSEE to issue a sublicense to mark product manufactured under the terms of this Agreement by a sublicensee in accordance with Paragraph 3.1. However, unless agreed in writing by the LICENSOR, any unauthorized grant of a sublicense to use a Licensed Mark is void.

4. ROYALTY PAYMENTS.

4.1 All payments due under this Section 4 shall be made in United States Dollars.

4.2 In consideration of the rights granted by LICENSOR to LICENSEE under this Agreement. LICENSEE shall pay to LICENSOR a royalty monthly (each such payment, a “Royalty Payment”) shall conform with the prescribed minimum royalty payments listed in 4.3.

4.3
	GUARANTEED	PRESCRIBED	EXPECTED
	MONTHLY	YEARLY	SALES
TERM	MINIMUM	MINIMUM	VOLUME
8/11	$6,500	N/A	N/A
9/11	$7,500	N/A	N/A
10/11	$8,500	N/A	N/A
11/11	$9,500	N/A	N/A
12/11	$10,500	N/A	N/A
01/12	$11,500	N/A	N/A
02/12	$12,500	N/A	N/A
03/12	$13,500	N/A	N/A
04/12 - 03/13	$13,500	$165,000	$5.0M
04/13 - 03/14	$19.250	$231,000	$7.0M
04/14 - 03/15	$24,750	$297,000	$9.0M
04/15 - 03/16	$30,250	$363,000	$11.0M
04/16 - 03/17	$35,750	$429,000	$13.0M

•	Payments due by 15th of each month
•	Royalty versus sales volume reconciliation on or before June 30th of each year

5. LICENSOR DUTIES

5.1 No Obligation to Promote, LICENSOR shall have no responsibilities or obligations to the promotion of the Licensed Products by LICENSEE. LICENSEE can only promote their licensed product.

5.2 LICENSEE agrees to employ full time polymer chemist for sourcing, quality control, performance, and overall efficiency of the invention.

5.3 Training. LICENSOR shall provide all necessary training to LICENSEE and or authorized sublicensees at the pre-approved expense of the LICENSEE on the method of application of the Invention in the Licensed Field to ensure Licensed Products are manufactured to the quality standard required to ensure the products are fit for purpose and comply with manufacturing specification. Subject to pre-approval, LICENSEE shall pay for any and all travel expenses associated with the LICENSOR training LICENSEE to apply the LICENSOR’s technology.

6. QUALITY STANDARDS AND APPROVAL.

6.1 Quality Standards. LICENSEE acknowledges that the nature and quality of all Licensed Products manufactured, sold, or otherwise disposed of by LICENSEE shall conform to the reasonable standards set by and under the control of LICENSOR (“Quality Standards”).

7.    ENFORCEMENT.

In order to protect the value of the license granted herein, LICENSOR may take reasonable and necessary actions to protect and defend the Invention, Patent Rights, Technology Rights and Licensed Mark against any claims of infringement and against any third party infringement. LICENSEE shall not institute any proceeding for infringement of the Invention, Patent Rights, Technology Rights, Licensed Mark or otherwise stemming from the Invention, Patent Rights, Technology Rights, Licensed Mark, without the prior written approval of LICENSOR. LICENSEE shall cooperate fully and in good faith with LICENSOR in the event any infringement or other action is initiated by the LICENSOR that relates to the Invention. Patent Rights. Technology Rights, or Licensed Mark.

8. INDEMNITY.

8.1 LICENSEE agrees to protect, indemnify, defend and hold LICENSOR harmless and against all claims, suits, demands, losses, damages, liabilities, deficiencies, costs and expenses, including but not limited to reasonable attorneys’ fees and disbursements (whether or not LICENSOR is named as a party to any litigation or other proceeding) {the foregoing “Damages”), arising from or relating to any or all of the following (i) the breach by LICENSEE of any of the terms or provisions of. or any representations or warranties or any covenants or undertakings of LICENSEE contained in. this Agreement {it) any advertising, promotional or marketing activities of LICENSEE in connection with the Licensed Products which makes claims for the Product which have not been supplied by the LICENSOR; (iii) the making or manufacture, sale, use, or manufactures to the specification and using the process defined by LICENSOR; (iv) the alleged or supposed rights of current and former employees, and (v) the enforcement by LICENSOR of any of the foregoing indemnification obligations set forth in the Paragraph 8.1.

8.2 LICENSOR agrees to indemnify LICENSEE from any Damages arising from (i) any product liability claims arising from the making or manufacture, sale. use. or importation of the Licensed Products in the Licensed Products have been manufactured to the specification and using the process defined by LICENSOR, (ii) the breach by LICENSOR of any of the terms or provisions of, or any representatives or warranties or any covenants or undertakings of LICENSOR contained in. this Agreement;(iii) any advertising, promotional or marketing activities by LICENSEE in connection with the LICENSED Products which makes claims for the Product which have been supplied by the LICENSOR, and (iv) the enforcement by LICENSEE of any of the foregoing indemnification obligations set forth in the Paragraph 8.2.

9. NO ASSIGNMENT AND OWNERSHIP.

9.1 This Agreement may not be assigned or otherwise transferred by LICENSEE without prior written consent of the LICENSOR, which will not be unreasonably withheld. Any unauthorized assignment or transfer shall be void.

9.2 LICENSOR represents and warrants that is unconditionally owns the Inventions, Patent Rights. Technology Rights, and the Licensed Mark and has full and absolute power and authority to grant the LICENSEE the exclusive license set forth herein. Based upon the foregoing representation and warranty, LICENSEE acknowledges that LICENSOR owns the Invention, Patent Rights. Technology Rights, and Licensed Mark, including all rights therein. Nothing in this Agreement shall give the LICENSEE any right, title, or interest in or to the Invention, Patent Rights. Technology Rights, and Licensed Mark, other than pursuant to the licenses granted herein.

9.3 LICENSEE shall not do anything inconsistent with LICENSOR’s ownership of the Invention, Patent Rights, Technology Rights, and Licensed Mark. Licensee shall not challenge directly or indirectly, the Invention. Patent Rights. Technology Rights or Licensed Mark nor LICENSOR’s right, title, or interest in the Invention, Patent Rights. Technology Rights, or Licensed Mark.

9.4 LICENSEE shall not register, attempt to register, or use any trade name or trademark which, in whole or in part, incorporates or is confusingly similar to the Licensed Mark.

9.5 In the event the LICENSEE develops an enhancement, improvement, or modification to the Invention, which enhancements, improvements or modifications were at the sole expense of LICENSOR, the right of first refusal shall be granted to the LICENSEE to such enhancement, improvement, or modification.

10. TERMS AND TERMINATION.

10.1 litis agreement will commence on the Effective Date. Unless previously terminated in accordance with one or more of the other provisions hereunder, the Agreement shall expire at the end of ten (10) years. The LICENSEE may renew this agreement, every ten (10) years after the initial term for a period often (10) years unless the LICENSEE has caused a material breach of the Agreement terms.

10.2 The LICENSEE shall provide to the LICENSOR a brief sales forecast and marketing plan for each Year. Plan shall be submitted in draft form to the LICENSOR by no later the October 1 preceding the commencement of each Financial Year. On receipt of the business plan, the parties shall forthwith consult on the content and objectives of that plan and the LICENSEE shall provide a final business plan to LICENSOR for approval by the LICENSOR no later than December 15th preceding the commencement of each Financial Year. The business plan will include projected sales; marketing initiatives including advertising, product-sourcing details, expected growth of the Licensed Products by region, and such other matters may be reasonably requested by the LICENSOR.

10.3 This Agreement will terminate earlier than the period outlined in Paragraph 10.1

(a)

if LICENSEE becomes bankrupt, and /or LICENSEE’s business is placed in the hands of a receiver, or trustee, whether voluntarily or otherwise, in which case this Agreement will automatica1ly terminate;

(b)

upon thirty (30) days written notice from LICENSOR, if LICENSEE breaches or defaults on its obligation to make payments in accordance with the terms of Sections 4 and 5. unless, before the end of this thirty (30) day period, LICENSEE has cured the breach or default and provide LICENSOR written notification stating the manner cure;

(c)

upon thirty (30) days written notice from LICENSOR, if LICENSEE breaches or defaults on any other obligation of this Agreement unless, before the end of the thirty(30) day period. LICENSEE has cured the breach or default and provides LICENSOR written notification stating the manner of cure;

(d)

at any time by mutual written agreement between the Parties.

11. OBLIGATION UPON TERMINATION.

Upon the Termination of this Agreement for any reason, all licenses granted to LICENSEE shall terminate and all rights granted herein shell immediately revert to LICENSOR. LICENSEE shall have thirty(30) days after the date of Termination to fulfill any orders for Licensed Products received prior to the Termination of this Agreement, Otherwise, LICENSEE shall immediately cease all uses of the Invention. Patent Rights. Technology Rights, and Licensed Mark, and any making, marketing, promotion or sales of the Licensed Products upon such Termination. Termination shall not relieve the Parties from their respective duties regarding Indemnity (Section 8) or Confidentiality (Section 12). Termination of the license shall be in addition to and not in lieu of any equitable remedies available to the Parties. No Termination of this Agreement shall in any way relieve LICENSEE of its obligation to pay any amounts due to LICENSOR at the time of Termination or relieve either Party of its obligation to fulfill any other obligations to the other Party incurred prior to such Termination. In the event of termination of this Agreement for any reason, all Sublicenses which may have been granted by Licensee under the terms of Sublicensee’s existing sublicense agreement with LICENSEE by advising LICENSOR of its election in writing within thirty (30) days of Sublicensee’s receipt of written notice of such termination if provided for in the sublicense agreement.

12. CONFIDENTIALITY.

The terms of this Agreement are and shall remain confidential and neither Party shall disclose (other than to their respective attorneys and/or accountants or other agents and advisors on a “need to know” basis) any specific terms hereof without the Party’s written consent.

13. GOVERNING LAW.

After good faith compliance with Section 14, below, all actions or proceedings arising in connection with this Agreement shall be tried and litigated exclusively in the State and Federal courts located in Bourbon County, in the Commonwealth of Kentucky, United States of America. The aforementioned choice of venue is intended by the Parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the Parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in this Section 13. Each Party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this Section 13, and stipulates that the State and Federal courts located in Bourbon County, in the Commonwealth of Kentucky. United States of America, shall have in persona jurisdiction and venue over each of them for the purpose of litigating, controversy, or proceeding arising out of or related to this Agreement. Each Party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this Section 13 by registered or certified mail, return receipt requested, postage prepaid, to the address for the giving of notices as set forth in Section 17. Any final judgment rendered against a Party in any action or proceeding shall be conclusive as to the subject of such final judgment and may be enforced in other jurisdictions in any manner provided by law. If any party shall commence any action or proceeding against another party in order to enforce the provisions hereof, or to recover damages as the result of the alleged breach of any of the provisions hereof, the prevailing parly therein shall be entitled to recover all reasonable cost incurred in connection therewith, including, hut not limited to, reasonable attorneys” fees.

14. DISPUTES.

14.1 Procedure: If a dispute arises in relation to this Agreement, the Parties shall attempt to resolve the dispute using the dispute process set out below.

14.2 Informal resolution: Either party can initiate the dispute resolution process by giving written notice to the other Party of the dispute (“Dispute Notice”). The Parties shall work together in good faith to resolve any dispute or difference arising between them in connection with this Agreement. Pending resolution of a dispute, each Party, to the extent it is able, shall continue to perform its obligations under this Agreement.

14.3 Mediation: The Parties shall attempt to resolve the dispute by negotiation. If the parties cannot resolve the dispute by negotiation within 30 days after the delivery of the Dispute Notice, the dispute shall be submitted to settlement proceedings under the ICC ADR Rules. If the dispute has not been settled pursuant to the said Rules within 45 days following the filing of a Request for ADR or within such other period as the parties may agree in writing, the parties shall have no further obligations under this paragraph. The legal place of arbitration shall be in Bourbon County, Kentucky, “united States, and the language to be used in the arbitral proceedings shall be English.

14.4 Interlocutory relief: Nothing in this Agreement shall prevent either party, at any time. From seeking any urgent interlocutory relief from a court of competent jurisdiction as referred to in section 13 in relation to any matter that arises under this Agreement.

15. WAIVER OF COMPLIANCE.

Any failure by LICENSOR to enforce any term or condition of this Agreement shall not be considered a waiver of LICENSOR’s right thereafter to enforce each and every term and condition of this Agreement.

16. ENTIRE AGREEMENT; AMENDMENTS.

Each Party acknowledges that is has read this Agreement understands it, and agrees to be bound by its terms. This Agreement states the entire agreement of the Parties with respect to its subject matter. Upon its execution, this Agreement shall supersede all prior negotiations, understandings and agreements, whether oral or written, with respect to the subject matter hereof, including the Original Agreement. Any modification or amendment of any provisions of this Agreement shall not be binding on each Party unless in writing and signed by the authorized representatives of both Parties.

17. NOTICES.

Any notice given under this Agreement shall be in writing and addressed to the other Party at the address shown for such Party listed below, or to such other address as either Party shall have designated in writing to the other, and sent by registered or certified mail, hand delivery or facsimile transmission.

If to LICENSOR:

Dan C. Short, Kentucky Technical Textiles LLC. 4440 Lexington Road, Paris, Kentucky 40361

If to LICENSEE:

Steve Abram, Performance Sports Brands, 1021 N. Sepulveda Blvd., Suite G, Manhattan Beach, California 90266

18. SEVERABILITY.

If any provision of this Agreement is declared illegal or unenforceable, the remainder of this Agreement shall be valid and enforceable to the extent permitted by applicable law. In such event, the Parties shall use their best efforts to replace the invalid or unenforceable provision by a provision that, to the extent permitted by applicable law, achieves the purpose intended under the invalid or unenforceable provision.

19. AUTHORIZATION.

Each individual signing this Agreement below warrants and represents that he or she has the full right an authority to enter into this Agreement and is duty authorized and empowered to execute this Agreement on behalf of the Party for which he or she signs.

20. ADVICE OF INDEPENDENT LEGAL COUNSELING COERCION.

20.1 Each Party warrants and represents to the other that they have obtained the advice of independent legal counsel of their choosing to review the form and content of this Agreement and advise them as to the legal effect thereof.

20.2 Each Party warrants and represents that they have had sufficient time to review this Agreement and decided to enter into this Agreement voluntarily, knowingly, and without coercion of any kind.

21. AUTHORIZATION. Each individual signing the Agreement below warrants and represents that he or she has the full right and authority to enter into this Agreement and is duly authorized and empowered to execute this Agreement on behalf of the Party for which he or she signs.

22. FACSIMILE SIGNATURES. The Parties hereby agree that faxed signatures of the Parties to this Agreement shall be as binding and enforceable as original signatures. This Agreement may be executed in multiple counterparts with the counterparts together being deemed to constitute the complete agreement of the Parties.

IN WITNESS HEREOF, the Parties caused their duly authorized representatives to execute this Agreement as of the Effective Date.

KENTUCKY TECHNICAL TEXTILES		PERFORMANCE SPORTS BRANDS, INC.

by:	/s/ Dan Short	by:	/s/ Michael F. Abram

Name: Dan Short		Name: Michael F. Abram

Title: President		Title: President

Date: 7/26/11		Date: 7/26/11